PROSPECTUS	Pricing Supplement Number: 4448
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated October 4, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	October 4, 2006
Settlement Date (Original Issue Date):	October 10, 2006
Maturity Date:	October 21, 2010
Principal Amount:	US$150,000,000
Price to Public (Issue Price):	99.443%
Agents Commission:	0.200%
Net Proceeds to Issuer:	$152,297,312.50 (including accrued interest)
All-in Price:	99.243%
Accrued Interest:	$3,432,812.50
Treasury Benchmark:	4.500% due September 30, 2011
Treasury Yield:	4.509%
Spread to Treasury Benchmark:	Plus 52 basis points
Re-Offer Yield:	5.029%
Interest Rate Per Annum:	4.875%
Interest Payment Dates:	Semi-Annually on April 21 and October 21 of each year, commencing October 21, 2006 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

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Filed Pursuant to Rule 424(b)(3)
Dated October 4, 2006
Registration Statement No. 333-132807

CUSIP:	36962GS62
ISIN (if applicable):	US36962GS628
Common Code: (if applicable):	023351544
Other:	N/A

Additional Terms:

Reopening of Issue:

The Notes are intended to be fully-fungible and be consolidated and form a single issue for all purposes with the Companys issue of US$1,000,000,000 and US$250,000,000 principal amount of 4.875% Global Medium-Term Notes due October 21, 2010, as described in the Companys Pricing Supplement No. 4239 dated October 18, 2005 and Pricing Supplement No. 4284 dated January 9, 2006 and amended on January 10, 2006, respectively.

Plan of Distribution:

The Notes are being purchased by Banc of America Securities LLC ("the Underwriter"), as principal, at the Issue Price of 99.443% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

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Filed Pursuant to Rule 424(b)(3)
Dated October 4, 2006
Registration Statement No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT